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                                                                     EXHIBIT 5.1


             [LETTERHEAD OF CASE, KNOWLSON, BURNETT & WRIGHT LLP]


                               July 7, 1999


USTMAN Technologies, Inc.
12265 West Bayaud Avenue, Suite 110
Lakewood, Colorado 80228
Attn:  Mr. Dan R. Cook, President

        Re:    Registration Statement on Form SB-2
               -----------------------------------

Ladies and Gentlemen:

        We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about April 19, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 9,941,624 shares (the "Shares") of the Common Stock of USTMAN Technologies, Inc.

        The Shares are to be sold as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with said sale and issuance of the Shares.

        It is our said opinion that the Shares to be issued and sold by you, when issued and sold in accordance in the manner referred to in the relevant Prospectus associated with the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                            Very truly yours,

                    /s/ Case, Knowlson, Burnett & Wright LLP

                    CASE, KNOWLSON, BURNETT & WRIGHT LLP